Exhibit 99.1

CORRECTING and REPLACING – Microbot Medical Appoints Eyal Morag M.D. as Chief Medical Officer

HINGHAM, Mass., March 03, 2020 (GLOBE NEWSWIRE) – In a release issued under the same headline earlier today by Microbot Medical Inc. (NASDAQ: MBOT), please note that in the first paragraph the appointment of Eyal Morag, M.D. has been changed to commencing June 2020 and in the fourth paragraph Dr. Morag still currently serves as Chairman of Radiology at Assuta Ashdod Medical Center, Ashdod, Israel. The corrected release follows:

Microbot Medical Inc. (NASDAQ: MBOT), announced the appointment of Eyal Morag, M.D., a leading radiologist, to Chief Medical Officer, commencing June 2020. In his new role, Dr. Morag will lead the development and execution of the clinical strategy of the Company’s technology platforms, including its current development of the Self-Cleaning Shunt (SCS) and LIBERTY products as well as its future pipeline. Dr. Morag has been a member of the Company’s Scientific Advisory Board since November 2017 and will report directly to Harel Gadot, Chief Executive Officer, President, and Chairman.

“Dr. Morag is highly-regarded in the radiology community, and has been a valued member of our Scientific Advisory Board, having played an integral part in the creation of our LIBERTY device. I am pleased that he sees the potential in our endovascular solutions, and as such will be joining us full-time to become part of our leadership team,” commented Mr. Gadot. “I am confident his contributions to date, combined with his expertise and experience, will allow us to achieve our near- and long-term development, regulatory, and commercialization plans.”

“Microbot Medical’s innovative technologies are at a critical junction point, transitioning from product development to focus more on clinical validation and regulatory phases,” said Dr. Morag. “I am excited to join the Company, and to be part of Microbot’s talented team on our mission to improve outcomes and safety by bringing novel endovascular tools to patients and clinicians.”

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Dr. Morag is certified by the American Board of Radiology and currently serves as Chairman of Radiology at Assuta Ashdod Medical Center, Ashdod, Israel. He is a graduate of Boston University School of Medicine and completed both his Radiology residency and Fellowship in Cardiovascular & Interventional Radiology at the Beth Israel Deaconess Medical Center & Harvard Medical School. Following his clinical training, Dr. Morag joined a private practice in western Massachusetts, where he served as Chief of Radiology at Holyoke Medical Center for several years. He has also served as the Regional Radiology Director at Mercy Health Partners Hospitals in Toledo, Ohio, and was a member of the University Radiology Group (one of the largest private Radiology groups in the U.S.) where he headed the International Investment efforts for the Ventures division.

Dr. Morag’s extensive international experience developing and establishing radiology-related businesses includes teleradiology, interventional Radiology services, and free-standing imaging centers. During his fellowship, Dr. Morag co-founded InTek Technology, a medical device startup company. Later he founded Global Versa Radiology (GVR), an Israeli and U.S. based Teleradiology Company that has expanded reach to provide Interventional Radiology services to U.S. hospitals. GVR has established imaging centers in Russia and Ukraine and provided teleradiology services in countries outside the U.S. and Israel. Dr. Morag has served as GVR’s Chief Medical Officer and Vice-President.

About Microbot Medical Inc.

Microbot Medical Inc. (MBOT) is a pre-clinical medical device company that specializes in transformational micro-robotic technologies, focused primarily on both natural and artificial lumens within the human body. Microbot’s current proprietary technology platforms provide the foundation for the development of a Multi-Generation Pipeline Portfolio (MGPP).

Microbot Medical was founded in 2010 by Harel Gadot, Prof. Moshe Shoham, and Yossi Bornstein to improve clinical outcomes for patients and increase accessibility through the use of micro-robotic technologies. Further information about Microbot Medical is available at http://www.microbotmedical.com.

Safe Harbor

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, the outcome of its studies to evaluate the SCS, LIBERTY and other existing and future technologies, uncertainty in the results of pre-clinical and clinical trials or regulatory pathways and regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the businesses of Microbot Medical Inc. particularly those mentioned in the cautionary statements found in Microbot Medical Inc.’s filings with the Securities and Exchange Commission. Microbot Medical disclaims any intent or obligation to update these forward-looking statements.

Investor Contact:

Michael Polyviou

EVC Group

mpolyviou@evcgroup.com

732-933-2754